EXHIBIT 2.1(a)


                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                               OGDEN CORPORATION,
                             OPI ACQUISITION CORP.
                                      AND
                              OGDEN PROJECTS, INC.
                         DATED AS OF SEPTEMBER 27, 1994




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                               TABLE OF CONTENTS
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
                                        I. THE MERGER
 SECTION  1.1    The Merger...........................................................    4
 SECTION  1.2    Effective Time of the Merger.........................................    4


                                II. THE SURVIVING CORPORATION

 SECTION  2.1    Certificate of Incorporation.........................................    5
 SECTION  2.2    Bylaws...............................................................    5
 SECTION  2.3    Board of Directors; Officers.........................................    5

                                  III. CONVERSION OF SHARES

 SECTION  3.1    Exchange Ratio.......................................................    5
 SECTION  3.2    Exchange of Shares; Responsibility for Payments......................    6
 SECTION  3.3    Dividends; Transfer Taxes............................................    7
 SECTION  3.4    No Fractional Shares.................................................    7
 SECTION  3.5    Closing of the Company's Transfer Books..............................    7
 SECTION  3.6    Closing..............................................................    8

                        IV. REPRESENTATIONS AND WARRANTIES OF PARENT

 SECTION  4.1    Organization and Qualification.......................................    8
 SECTION  4.2    Capitalization.......................................................    8
 SECTION  4.3    Authority Relative to this Agreement.................................    8
 SECTION  4.4    Governmental Approvals...............................................    9
 SECTION  4.5    No Violations........................................................    9
 SECTION  4.6    Reports and Financial Statements.....................................    9
 SECTION  4.7    Absence of Certain Changes or Events.................................   10
 SECTION  4.8    Litigation...........................................................   10
 SECTION  4.9    Information in Disclosure Documents, Registration Statements, Etc....   10
 SECTION  4.10   No Brokers...........................................................   10
 SECTION  4.11   Reorganization.......................................................   10
 SECTION  4.12   Compliance with Law..................................................   11
 SECTION  4.13   No Violation of Rights Agreement.....................................   11
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                      V. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

 SECTION  5.1    Organization and Qualification.......................................   11
 SECTION  5.2    Capitalization.......................................................   11
 SECTION  5.3    Subsidiaries.........................................................   11
 SECTION  5.4    Authority Relative to this Agreement.................................   12
 SECTION  5.5    Governmental Approvals...............................................   12
 SECTION  5.6    No Violations........................................................   12
 SECTION  5.7    Reports and Financial Statements.....................................   13
 SECTION  5.8    Absence of Certain Changes or Events.................................   13
 SECTION  5.9    Litigation...........................................................   13
 SECTION  5.10   Compliance with Law..................................................   13
 SECTION  5.11   Information in Disclosure Documents, Registration Statements, Etc....   13
 SECTION  5.12   Employee Benefit Plans; ERISA........................................   14
 SECTION  5.13   Antitakeover Statute Inapplicable....................................   14
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
 SECTION  5.14   Company and Special Committee Action; Fairness Opinion...............   14
 SECTION  5.15   Vote Required........................................................   14
 SECTION  5.16   No Brokers...........................................................   15
 SECTION  5.17   Reorganization.......................................................   15

                      VI. REPRESENTATIONS AND WARRANTIES REGARDING SUB

 SECTION  6.1    Organization.........................................................   15
 SECTION  6.2    Capitalization.......................................................   15
 SECTION  6.3    Authority Relative to this Agreement.................................   15

                         VII. CONDUCT OF BUSINESS PENDING THE MERGER

 SECTION  7.1    Conduct of Business by the Company Pending the Merger................   15
 SECTION  7.2    Conduct of Business by Parent Pending the Merger.....................   16
 SECTION  7.3    Conduct of Business of Sub...........................................   17

                                 VIII. ADDITIONAL AGREEMENTS

 SECTION  8.1    Access and Information...............................................   17
 SECTION  8.2    Registration Statement/Proxy Statement...............................   17
 SECTION  8.3    Stockholders' Meeting................................................   18
 SECTION  8.4    Compliance with the Securities Act...................................   18
 SECTION  8.5    Stock Exchange Listing...............................................   18
 SECTION  8.6    Director and Officer Indemnification.................................   18
 SECTION  8.7    Fees and Expenses....................................................   19
 SECTION  8.8    Publicity............................................................   19
 SECTION  8.9    Additional Agreements................................................   19

                                  IX. CONDITIONS PRECEDENT

 SECTION  9.1    Conditions to Each Party's Obligation to Effect the Merger...........   19
 SECTION  9.2    Conditions to Obligation of the Company to Effect the Merger.........   20
 SECTION  9.3    Conditions to Obligations of Parent and Sub to Effect the Merger.....   21

                            X. TERMINATION, AMENDMENT AND WAIVER

 SECTION 10.1    Termination..........................................................   22
 SECTION 10.2    Effect of Termination................................................   22
 SECTION 10.3    Amendment............................................................   22
 SECTION 10.4    Waiver...............................................................   22

                                   XI. GENERAL PROVISIONS

 SECTION 11.1    Non-Survival of Representations, Warranties and Agreements...........   23
 SECTION 11.2    Notices..............................................................   23
 SECTION 11.3    Subsidiaries.........................................................   24
 SECTION 11.4    Interpretation.......................................................   24
 SECTION 11.5    Company and Board Action.............................................   24
 SECTION 11.6    Miscellaneous........................................................   24
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                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

     AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of September 27, 1994, by and among Ogden Corporation, a Delaware corporation ("Parent"), OPI Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and Ogden Projects, Inc., a Delaware corporation (the "Company").

                                   WITNESSETH

     WHEREAS, Parent owns 32,000,000 shares of the Common Stock, par value $.50 per share, of the Company ("Company Common Stock"), constituting approximately 84% of the outstanding shares of Company Common Stock;


     WHEREAS, the Board of Directors of the Company, based on the unanimous recommendation of a special committee of independent directors of the Company (the "Special Committee"), and the Boards of Directors of Parent and Sub, have by unanimous votes approved the merger of Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth herein;


     WHEREAS, the Board of Directors of the Company has approved an amendment (the "Appraisal Rights Amendment") to the Company's amended and restated certificate of incorporation to provide appraisal rights, pursuant to Section 262 of the General Corporation Law of the State of Delaware (the "DGCL"), to holders of Company Common Stock who do not vote in favor of the Merger and elect to demand appraisal;

     WHEREAS, the Merger will result in Parent owning 100% of the equity interest of the Surviving Corporation (as defined below); and

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

     NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.1 The Merger. Subject to the terms and conditions hereof, at the Effective Time (as defined in Section 1.2), Sub shall be merged into the Company and the separate existence of Sub shall thereupon cease, and the name of the Company, as the surviving corporation in the Merger (the "Surviving Corporation"), shall by virtue of the Merger remain "Ogden Projects, Inc." The Merger shall have the effects set forth in the DGCL.

     SECTION 1.2 Effective Time of the Merger. The Merger shall become effective when, in accordance with the DGCL, a properly executed Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, which filing shall be made contemporaneously with the closing of the transactions contemplated by this Agreement in accordance with Section 3.6. When used in this Agreement, the term "Effective Time" shall mean the date and time at which such Certificate is so filed.

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                                   ARTICLE II

                           THE SURVIVING CORPORATION

     SECTION 2.1 Certificate of Incorporation. The Certificate of Incorporation of Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until such Certificate of Incorporation is thereafter changed or amended as provided therein or by law, except that Article First of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the Corporation is OGDEN PROJECTS, INC."

     SECTION 2.2 Bylaws. The Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

     SECTION 2.3 Board of Directors; Officers.

     (a) The directors of Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall serve until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

     (b) The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall serve until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

                                  ARTICLE III
                               CONVERSION OF SHARES

     SECTION 3.1 Exchange Ratio. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of Company Common Stock:

          (a) All shares of Company Common Stock which are held in the treasury by the Company or by any subsidiary of the Company, and any shares of Company Common Stock owned of record by Parent, Sub or any other subsidiary of Parent, shall be cancelled (the "Cancelled Shares").

          (b) Subject to Section 3.4, each then issued and outstanding share of Company Common Stock (other than the Cancelled Shares and other than shares of Company Common Stock as to which appraisal rights shall have been duly demanded ("Dissenting Shares")) shall be converted solely into the right to receive, upon the surrender of the certificate formerly representing such share of Company Common Stock (a "Certificate") in accordance with Section 3.2, (i) 0.84 of a share (the "Exchange Ratio") of Common Stock, par value $.50 per share, of Parent ("Parent Common Stock") and (ii) for each whole share of Parent Common Stock into which the shares of Company Common Stock represented by such Certificate are so convertible pursuant to the immediately preceding clause (i), a right (each a "Right" and collectively, the "Rights") issued pursuant to the Rights Agreement, dated as of September 20, 1990, between Parent and Chemical Bank (formerly Manufacturers Hanover Trust Company), as agent (the "Rights Agreement").

          (c) Each then issued and outstanding share of Common Stock, par value $.50 per share, of Sub ("Sub Common Stock") shall be converted into one share of Common Stock, par value $.50 per share, of the Surviving Corporation.
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          (d) Each option to purchase shares of Company Common Stock ("Company
     Stock Options") which is outstanding immediately prior to the Effective Time pursuant to the Company's 1989 Employees' Stock Option Plan (the "Stock Option Plan") shall be converted into the right to receive (subject to any required action by stockholders), at no additional cost to the individual holding such option, in lieu of the number of shares of Company Common Stock then subject to such option, a number of shares of Parent Common Stock and Rights which such individual would have been entitled to receive pursuant to this Agreement if at the Effective Time such individual had been a holder of record of a number of shares of Company Common Stock equal to the number of shares of Company Common Stock then subject to such option ("Parent Stock Options"). Each Parent Stock Option and the obligation to issue shares of Parent Common Stock upon exercise of Parent Stock Options shall be assumed by Parent effective as of the Effective Time. Fractional shares shall not be issued upon the exercise of Parent Stock Options. Each Parent Stock Option shall otherwise be exercisable upon the same terms and conditions as set forth in the option agreement respecting the Company Stock Option converted into such Parent Stock Option. Such terms and conditions shall include a per share option price that reflects the foregoing. As promptly as practicable after the Effective Time, Parent shall prepare and file with the Securities and Exchange Commission, and cause to become effective under the Securities Act of 1933, as amended, a registration statement on Form S-8 with respect to any Parent Stock Options issued pursuant to this paragraph.


          (e) The holders of Dissenting Shares, if any, shall be entitled to payment by the Surviving Corporation of the appraised value of such shares to the extent permitted by and in accordance with the provisions of the Appraisal Rights Amendment and Section 262 of the DGCL; provided, however, that (i) if any holder of the Dissenting Shares shall, under the circumstances permitted by the DGCL, subsequently deliver a written withdrawal of his demand for appraisal of such shares, or (ii) if any holder fails to establish his entitlement to rights to payment as provided in such Section 262, or (iii) if neither any holder of Dissenting Shares nor the Surviving Corporation has filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in such Section 262, such holder or holders (as the case may be) shall forfeit such right to payment for such shares and such shares shall thereupon be deemed to have been converted into Parent Common Stock pursuant to Section 3.1(b) hereof as of the Effective Time. The Surviving Corporation shall be solely responsible for, and shall pay out of its own funds, any amounts which become due and payable to holders of Dissenting Shares. Such amounts shall not be paid directly or indirectly by Parent.


     SECTION 3.2 Exchange of Shares; Responsibility for Payments. Prior to the Effective Time, Parent shall authorize Chemical Bank, or such other bank or trust company having a place of business in New York City and that is reasonably acceptable to the Company, to act as Exchange Agent hereunder (the "Exchange Agent"). As soon as practicable after the Effective Time, the Exchange Agent shall mail and make available to each record holder of a Certificate or Certificates a notice and letter of transmittal in customary form advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such Certificate or Certificates for exchange pursuant to this Agreement. Upon the surrender to the Exchange Agent of such Certificate or Certificates, together with such letter of transmittal duly executed and

completed in accordance with the instructions thereon, the Exchange Agent shall promptly cause to be delivered to such holder, and each holder of a Certificate will be entitled to receive, certificates representing the number of shares (rounded down to the nearest whole number) of Parent Common Stock into which the shares of Company Common Stock represented by such Certificate were converted in the Merger (and representing an equal number of Rights) and a check payable to such holder representing the payment of cash in lieu of fractional shares of Parent Common Stock, if any, determined in accordance with Section 3.4, to which such holder is entitled. Certificates so surrendered shall forthwith be cancelled. Parent Common Stock into which Company Common Stock shall be converted in the Merger shall be deemed to have been issued at the Effective Time.

     SECTION 3.3 Dividends; Transfer Taxes. No dividends or distributions that are declared or made on Parent Common Stock after the Effective Time with a record date after the Effective Time will be paid to persons entitled to receive certificates representing Parent Common Stock pursuant to this Agreement until such persons surrender their Certificates representing Company Common Stock. Upon such surrender, there shall be paid to the person in whose name the certificates representing such Parent Common Stock shall be issued, any dividends or distributions which shall have become payable with respect to such Parent Common Stock between the Effective Time and the time of such surrender. In no event shall the person entitled to receive such dividends or distributions be entitled to receive interest thereon. In the event that any certificates for any shares of Parent Common Stock are to be issued in a name other than that in which the Certificates representing shares of Company Common Stock surrendered in exchange therefor are registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

     SECTION 3.4 No Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates representing Company Common Stock pursuant to this
Article III, and no dividend, distribution, stock split or other change in the capital structure of Parent shall relate to any fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder of Parent. In lieu of any such fractional shares, each holder of Company Common Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of Certificates for exchange pursuant to this Article III shall be paid by the Surviving Corporation an amount in cash (without interest) upon such surrender equal to such fraction multiplied by the closing sale price of Parent Common Stock as reported in the consolidated transaction reporting system of the New York Stock Exchange (the "NYSE") on the date of the Effective Time or, if Parent Common Stock is not so traded on such date, the closing sale price on the next preceding day on which such a closing sale price was reported in the consolidated transaction reporting system of the NYSE.

     SECTION 3.5 Closing of the Company's Transfer Books. Upon the date of the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock shall be made thereafter. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for certificates representing Parent Common Stock and/or cash as provided in this Article III. Notwithstanding the foregoing, or any other provision of this Article III, neither the Exchange

Agent nor any party hereto shall be liable to a holder of shares of Company Common Stock for any shares of Parent Common Stock or dividends or distributions thereon, or, in accordance with Section 3.4, amounts due in respect of fractional interests, delivered to a public official pursuant to any applicable escheat, unclaimed property or other similar laws.

     SECTION 3.6 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place (i) at the offices of Cleary, Gottlieb, Steen & Hamilton, One Liberty Plaza, New York New York 10006, at 10:00 A.M. local time on the later of (x) the business day next following the date of the Meeting (as defined in Section 8.3) or (y) the day on which the last of the conditions set forth in Article IX is fulfilled or waived or (ii) at such other time and place as Parent and the Company shall agree.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF PARENT

     Parent represents and warrants to the Company as follows:

     SECTION 4.1 Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted. Parent is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary, except where the failure to be so qualified will not, individually or in the aggregate, have a material adverse effect on the business, properties, assets, financial financial condition or results of operations of Parent and its subsidiaries taken as a whole (a "Parent Material Adverse Effect").

     SECTION 4.2 Capitalization. The authorized capital stock of Parent consists of 80,000,000 shares of Parent Common Stock and 4,000,000 shares of Preferred Stock, par value $1.00 per share ("Parent Preferred Stock"). As of the close of business on September 21, 1994, 43,616,804 shares of Parent Common Stock and 54,090 shares of Parent Preferred Stock (all of which are designated as Series A $1.875 Cumulative Convertible Preferred Stock) were issued and outstanding. All of the shares of Parent Common Stock issuable in exchange for Company Common Stock at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

     SECTION 4.3 Authority Relative to this Agreement. Parent has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Parent's Board of Directors, and no stockholder approval or other corporate proceedings on the part of Parent are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Sub and (assuming the due and valid execution and delivery by the Company) is a valid and binding agreement of each of Parent and Sub, enforceable against Parent and Sub in accordance with its terms (except

as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies).

     SECTION 4.4 Governmental Approvals. Except as referred to herein or in connection with or in compliance with the provisions and applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the corporation, securities, takeover and blue sky laws of the various states (including the DGCL), and the rules and regulations of the NYSE, no filing or registration with, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Parent and Sub of the Merger or the other transactions contemplated by this Agreement, other than filings, registrations, authorizations, consents or approvals that the failure to make or obtain would in the aggregate neither have a Parent Material Adverse Effect nor prevent the consummation or call into question the validity of the transactions contemplated hereby.

     SECTION 4.5 No Violations. Neither the execution and delivery of this Agreement by Parent or Sub, nor the consummation by Parent or Sub of the transactions contemplated hereby, nor compliance by Parent or Sub with any of the provisions hereof, will (i) conflict with or result in any breach of any provisions of the Certificate of Incorporation or Bylaws of Parent or Sub, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or
(iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its subsidiaries or any of their properties or assets, except in the case of clauses (ii) and (iii) above, for violations, breaches or defaults which will in the aggregate neither have a Parent Material Adverse Effect nor prevent the consummation of the transactions contemplated hereby.

     SECTION 4.6 Reports and Financial Statements. Parent has previously furnished the Company with true and complete copies (without exhibits) of its
(i) Annual Reports on Form 10-K for the two years ended December 31, 1993, as filed with the SEC, (ii) Quarterly Report on Form 10-Q for the period ended June 30, 1994, as filed with the SEC, (iii) proxy statements relating to all meetings of its stockholders (whether annual or special) since January 1, 1993 and (iv) all other reports, registration statements and other materials filed by Parent with the SEC since January 1, 1993 (the items described in the preceding clauses
(i) through (iv) are collectively referred to herein as the "Parent SEC Filings"). Except as amended by subsequent Parent SEC Filings, and except with respect to the Company and any subsidiaries of the Company (as to which no representation is given), as of their respective dates, the Parent SEC Filings (including all documents incorporated by reference therein) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstance under which they were made, not misleading. The historical consolidated financial statements of Parent included in the Parent SEC Filings have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be otherwise indicated therein or in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as at the dates thereof and the results of their operations and changes in financial position for the periods then


ended, subject, in the case of the historical unaudited interim financial statements, to normal year-end adjustments.

     SECTION 4.7 Absence of Certain Changes or Events. Since June 30, 1994, Parent has not (i) suffered any occurrences or developments which, individually or in the aggregate, have had or are reasonably likely to have a Parent Material Adverse Effect or (ii) learned of occurrences or developments which, individually or in the aggregate, have had or are reasonably likely to have a Parent Material Adverse Effect (whether occurring before or after June 30,
1994).

     SECTION 4.8 Litigation. Except as disclosed in the Parent SEC Filings, (i) there is no suit, action, claim or proceeding pending against Parent or any of its subsidiaries (other than the Company and its subsidiaries), the outcome of which, in the reasonable judgment of Parent, presents a reasonable possibility of having a Parent Material Adverse Effect, and, to the best of Parent's knowledge, there is no other suit, action, claim or proceeding threatened in writing which, in the reasonable judgment of Parent, presents a reasonable possibility of having a Parent Material Adverse Effect and (ii) neither Parent nor any of its subsidiaries (other than the Company and its subsidiaries), nor any property or assets of any of them, is subject to any order, judgment, injunction or decree that has had or is reasonably likely to have a Parent Material Adverse Effect.

     SECTION 4.9 Information in Disclosure Documents, Registration Statements, Etc. None of the information supplied by Parent or Sub for inclusion in (i) the Registration Statement to be filed with the SEC by Parent on Form S-4 under the Securities Act for the purpose of registering the shares of Parent Common Stock to be issued in the Merger (the "Registration Statement") and (ii) the proxy statement of the Company (the "Proxy Statement") required to be mailed to the Company's stockholders in connection with the Appraisal Rights Amendment and the Merger will, in the case of the Proxy Statement or any amendments or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the Meeting (as hereinafter defined), or, in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation is made by Parent or Sub with respect to statements made in the Registration Statement or the Proxy Statement based on information supplied by the Company for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act, and the rules and regulations promulgated thereunder.

     SECTION 4.10 No Brokers. Parent represents and warrants that, except for its investment banker, Goldman, Sachs & Co., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

     SECTION 4.11 Reorganization. To the best knowledge of Parent, neither Parent nor Sub has knowingly taken any action or failed to take any action, which action or failure to take action would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

     SECTION 4.12 Compliance with Law. Parent and each of its subsidiaries (other than the Company and its subsidiaries) has in the past duly complied, and is presently complying, with all applicable laws (whether statutory or otherwise), rules, regulations, orders, ordinances, judgments or decrees of all governmental authorities (federal, state, local, foreign or otherwise), including, without limitation, laws relating to human health and safety or pollution or protection or cleanup of the environment (collectively, "Laws"), except failures to have so complied or be so complying that would not, individually or in the aggregate, have a Parent Material Adverse Effect. Neither Parent nor any of its subsidiaries (other than the Company and its subsidiaries) has received any notifications of any asserted present or past failure by it, with respect to their businesses, to comply with any of such Laws, except any notifications which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

     SECTION 4.13 No Violation of Rights Agreement. None of the execution or delivery of this Agreement or the transactions contemplated by this Agreement, including the issuance of Parent Common Stock pursuant to the Merger, will (i) cause a Distribution Date or Stock Acquisition Date (as those terms are defined in the Rights Agreement) or (ii) trigger the consequences of, or be prohibited by, Section 11 or Section 13 of the Rights Agreement.

                                   ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Sub as follows:

     SECTION 5.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not, individually or in the aggregate, have a material adverse effect on the business, properties, assets, financial condition or results of operations of the Company and its subsidiaries taken as a whole (a "Company Material Adverse Effect").

     SECTION 5.2 Capitalization. The authorized capital stock of the Company consists of 40,000,000 shares of Company Common Stock and 1,000,000 shares of Preferred Stock, par value $1.00 per share ("Company Preferred Stock"). As of the close of business on September 21, 1994, 38,093,975 shares of Company Common Stock and no shares of Company Preferred Stock were issued and outstanding. As of the close of business on September 21, 1994, 347,002 shares of Company Common Stock were reserved for possible issuance upon exercises of Company Stock Options granted pursuant to the Stock Option Plan. All shares of Company Common Stock that are outstanding are, and any shares of Company Common Stock issued upon exercise of the Company Stock Options will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except for Company Stock Options outstanding as of the date hereof under the Stock Option Plan, there are not now, and at the Effective Time there will not be, any options, warrants or other rights, agreements or commitments obligating the Company to issue, transfer or sell any shares of its capital stock.

     SECTION 5.3 Subsidiaries. Except as set forth on Schedule 5.3 hereto, the Company does not directly or indirectly own any subsidiary. Each subsidiary of

the Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted. Each subsidiary of the Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not have a Company Material Adverse Effect. Except as set forth on Schedule 5.3, all the outstanding shares of capital stock of each subsidiary of the Company are validly issued, fully paid and nonassessable and free of preemptive rights and are owned by the Company or by another subsidiary of the Company free and clear of any liens, claims, or encumbrances ("Liens"). Except as set forth on Schedule 5.3, there are no existing options, calls or commitments of any character relating to the issued or unissued capital stock or other securities of any subsidiary of the Company.

     SECTION 5.4 Authority Relative to this Agreement. The Company has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Company's Board of Directors and, except for the approval of the holders of Company Common Stock at the Meeting, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming the due and valid execution and delivery by each of Parent and Sub) is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies).

     SECTION 5.5 Governmental Approvals. Except as referred to herein or in connection with or in compliance with the provisions and applicable requirements of the Securities Act, the Exchange Act, the corporation, securities, takeover and blue sky laws of the various states (including the DGCL), and the rules and regulations of the NYSE, no filing or registration with, or authorization, consent or approval of, any public body or authority is necessary for the consummation by the Company of the Merger or the other transactions contemplated by this Agreement, other than filings, registrations, authorizations, consents or approvals that the failure to make or obtain would in the aggregate neither have a Company Material Adverse Effect nor prevent the consummation or call into question the validity of the transactions contemplated hereby.

     SECTION 5.6 No Violations. Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will (i) conflict with or result in any breach of any provisions of the Certificate of Incorporation or Bylaws of the Company, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its subsidiaries or any of their properties or assets, except in the case of clauses (ii) and (iii) above, for violations, breaches or defaults which will in the aggregate neither have a

Company Material Adverse Effect nor prevent the consummation of the transactions contemplated hereby.

     SECTION 5.7 Reports and Financial Statements. The Company has previously furnished Parent with true and complete copies (without exhibits) of its (i) Annual Reports on Form 10-K for the two years ended December 31, 1993, as filed with the SEC, (ii) Quarterly Report on Form 10-Q for the period ended June 30, 1994, as filed with the SEC, (iii) proxy statements relating to all meetings of its stockholders (whether annual or special) since January 1, 1993 and (iv) all other reports, registration statements and other materials filed by the Company with the SEC since January 1, 1993 (the items described in the preceding clauses
(i) through (iv) are collectively referred to herein as the "Company SEC Filings"). Except as amended by subsequent Company SEC Filings, the Company SEC Filings (including all documents incorporated by reference therein) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The historical consolidated financial statements of the Company included in the Company SEC Filings have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be otherwise indicated therein or in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as at the dates thereof and the results of their operations and changes in financial position for the periods then ended, subject, in the case of the historical unaudited interim financial statements, to normal year-end adjustments.

     SECTION 5.8 Absence of Certain Changes or Events. Since June 30, 1994, the Company has not (i) suffered any occurrences or developments which, individually or in the aggregate, have had or are reasonably likely to have a Company Material Adverse Effect or (ii) learned of occurrences or developments which, individually or in the aggregate, have had or are reasonably likely to have a Company Material Adverse Effect (whether occurring before or after June 30,
1994).

     SECTION 5.9 Litigation. Except as disclosed in the Company SEC Filings, (i) there is no suit, action, claim or proceeding pending against the Company or any of its subsidiaries, the outcome of which, in the reasonable judgment of the Company, presents a reasonable possibility of having a Company Material Adverse Effect, and, to the best of the Company's knowledge, there is no other suit, action, claim or proceeding threatened in writing which, in the reasonable judgment of the Company, presents a reasonable possibility of having a Company Material Adverse Effect and (ii) neither the Company nor any of its subsidiaries, nor any property or assets of any of them, is subject to any order, judgment, injunction or decree that has had or is reasonably likely to have a Company Material Adverse Effect.

     SECTION 5.10 Compliance with Law. The Company and each of its subsidiaries has in the past duly complied, and is presently duly complying, with all Laws, except failures to have so complied or be so complying that would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries has received any notifications of any asserted present or past failure by it, with respect to their businesses, to comply with any of such Laws, except any notifications which would not, individually or in the aggregate, have a Company Material Adverse Effect.

     SECTION 5.11 Information in Disclosure Documents, Registration Statements, Etc.. None of the information supplied by the Company for inclusion in the Proxy Statement or the Registration Statement will, in the case of the Proxy Statement

or any amendments or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the Meeting, or, in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation is made by the Company with respect to statements made in the Proxy Statement or the Registration Statement based on information supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement or the Registration Statement. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

     SECTION 5.12 Employee Benefit Plans; ERISA.

     (a) The Company has heretofore delivered to Parent true and complete copies (including all amendments) of, each material bonus, incentive compensation, profit-sharing, pension, retirement, stock purchase, stock option, deferred compensation, loan program, hospitalization, group insurance, death benefit, disability, collective bargaining and other employee benefit or compensation plans, agreements or arrangements, including each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained by the Company or any of its subsidiaries or to which the Company or any of its subsidiaries is a party. All "employee benefit plans" as defined in Section 3(3) of ERISA maintained by the Company or any of its subsidiaries are in compliance in all material respects with the applicable provisions of ERISA and the Code and, to the Company's best knowledge, all such plans that are intended to be funded are fully funded except to the extent that the Parent has knowledge of any underfunding.

     (b) Notwithstanding the foregoing, nothing in this Section 5.12 shall be deemed to apply to any plan, agreement or arrangement sponsored and exclusively administered by Parent.

     SECTION 5.13 Antitakeover Statute Inapplicable. Section 203 of the DGCL as of the date hereof is, and at all times at or prior to the Effective Time shall be, inapplicable to this Agreement and the transactions contemplated hereby, including the Merger.

     SECTION 5.14 Company and Special Committee Action; Fairness Opinion. The Company's Board of Directors (at a meeting duly called and held), pursuant to the unanimous recommendation adopted at a meeting duly called and held of the Special Committee, has unanimously approved this Agreement and all of the transactions contemplated by this Agreement and has determined that the terms of the Merger are fair, from a financial point of view, to the Company's stockholders (other than Parent and its affiliates) (the "Public Stockholders"). The Special Committee has received from CS First Boston Corporation an opinion to the effect that the Exchange Ratio is fair, from a financial point of view, to the Public Stockholders, and such opinion has not been withdrawn.

     SECTION 5.15 Vote Required. The affirmative vote of the holders of two-thirds of the outstanding shares of Company Common Stock is the only vote of the holders of any class of the Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby, including the Appraisal Rights Amendment and the Merger.



     SECTION 5.16 No Brokers. The Company represents and warrants that, except for the investment banker for the Special Committee, CS First Boston Corporation, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or the Special Committee.

     SECTION 5.17 Reorganization. To the best knowledge of the Company, the Company has not knowingly taken any action or failed to take any action, which action or failure to take action would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

                                   ARTICLE VI

                  REPRESENTATIONS AND WARRANTIES REGARDING SUB

     Sub represents and warrants to the Company as follows:

     SECTION 6.1 Organization. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub has not engaged in any business since it was incorporated.

     SECTION 6.2 Capitalization. The authorized capital stock of Sub consists of 1,000 shares of Common Stock, par value $0.50 per share, 1,000 shares of which are validly issued and outstanding, fully paid and nonassessable and free of preemptive rights and are owned by Parent free and clear of all Liens.

     SECTION 6.3 Authority Relative to this Agreement. Sub has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by its Board of Directors and sole stockholder, and no other corporate proceedings on the part of Sub are necessary to authorize this Agreement and the transactions contemplated hereby.

                                  ARTICLE VII

                     CONDUCT OF BUSINESS PENDING THE MERGER

     SECTION 7.1 Conduct of Business by the Company Pending the Merger. Prior to the Effective Time, unless Parent shall otherwise agree in writing, or except as otherwise contemplated by this Agreement:

          (a) the respective businesses of the Company and its subsidiaries shall be conducted only in the ordinary and usual course, consistent with past practices;

          (b) the Company shall not (i) sell or pledge or agree to sell or pledge any stock owned by it in any of its subsidiaries, (ii) amend its Certificate of Incorporation (other than the Appraisal Rights Amendment) or Bylaws, (iii) split, combine or reclassify its outstanding capital stock or declare, set aside or pay any dividend or distribution payable in cash, stock or property, or (iv) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of its capital stock or shares of the capital stock of any of its subsidiaries;



          (c) neither the Company nor any of its subsidiaries shall (i) issue or agree to issue any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class (whether through the issuance or granting of options or otherwise) other than issuances pursuant to the exercise of Company Stock Options outstanding on the date hereof and issuances pursuant to existing employee benefit plans or arrangements in a manner consistent with past practice, (ii) acquire, dispose of, transfer, lease, pledge or encumber any fixed or other material assets other than in the ordinary and usual course of business, consistent with past practices,
     (iii) incur, assume or prepay any material indebtedness or any other material liabilities or enter into any other material transaction other than in the ordinary and usual course of business, consistent with past practices, (iv) make any capital expenditures, or authorize or enter into any contract or commitment therefor, materially in excess of amounts presently projected therefor and as previously disclosed to Parent, or (v) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

          (d) the Company shall use its best efforts to preserve intact the business organization of the Company and its subsidiaries, to keep available the services of its and their present officers and key employees, and to preserve the goodwill of those having business relationships with it and its subsidiaries; and

          (e) neither the Company nor any of its subsidiaries will (i) enter into any new, or amend any existing, employment agreement with any officer or employee, (ii) adopt or amend any employee benefit plan, trust, fund or other arrangement for the benefit of any director, officer or employee or
     (iii) increase in any manner the compensation or fringe benefits of any director, officer or employee (except for normal increases in the ordinary and usual course of business, consistent with past practices); and

          (f) neither the Company nor any of its subsidiaries shall knowingly take any action which would jeopardize the qualifications of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

     SECTION 7.2 Conduct of Business by Parent Pending the Merger. Prior to the Effective Time, unless the Company shall otherwise agree in writing or as otherwise contemplated by this Agreement:

          (a) Parent shall not split, combine or reclassify the Parent Common Stock or declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of the Parent Common Stock (except for regular quarterly cash dividends consistent with past practices);

          (b) Parent shall not issue or agree to issue any additional shares of Parent Common Stock (or any options or rights of any kind to acquire shares of Parent Common Stock upon the exercise thereof (collectively, "Options")) other than (i) the issuance of shares of Parent Common Stock upon exercise of Options outstanding on the date of this Agreement, (ii) the issuance of Options pursuant to existing employee benefit plans or arrangements in a manner consistent with past practice, or (iii) the issuance of shares of Parent Common Stock for a consideration equal to at least the then-existing market value of such Parent Common Stock (or, in the case of the issuance of shares of Parent Common Stock upon the exercise of any Option, for a consideration (including the consideration, if any, received for the issuance of the Option) equal to at least the market value, as of the date of issuance of the Option, of the shares of Parent Common Stock to be

     issued upon exercise thereof); provided, however, that any non-cash consideration shall be valued in good faith by the Board of Directors of Parent; and

          (c) neither the Parent nor any of its subsidiaries shall knowingly take any action which would jeopardize the qualifications of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

     SECTION 7.3 Conduct of Business of Sub. During the period from the date of this Agreement to the Effective Time, Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

                                  ARTICLE VIII

                             ADDITIONAL AGREEMENTS

     SECTION 8.1 Access and Information. (a) From and after the date hereof, Parent and the Company shall afford to the other and to the other's accountants, counsel and other representatives full access during normal business hours throughout the period prior to the Effective Time to all of its officers, properties, books, contracts, commitments and records and, during such period, each shall furnish promptly to the other (i) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws, and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request; provided, however, that no investigation pursuant to this Section 8.1 shall affect, add to or subtract from any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger.

     (b) Except as may be required by applicable law or legal process, and except for such disclosure to those of its directors, officers, employees and representatives as may be appropriate or required in connection with the transactions contemplated hereby, each party hereto shall hold in confidence all nonpublic information obtained from another party hereto (including work papers and other materials derived therefrom) as a result of this Agreement or in connection with the transactions contemplated hereby (whether so obtained before or after the execution hereof) until such time as the party providing such information consents to its disclosure or such information becomes stale or otherwise publicly available. Promptly following any termination of this Agreement, each of the parties hereto agrees to cause its respective directors, officers, employees and representatives to destroy or return to the providing party all such nonpublic information (including work papers and other materials derived therefrom), and all copies thereof.

     SECTION 8.2 Registration Statement/Proxy Statement. (a) Parent shall promptly prepare and file with the SEC the Registration Statement and shall use all reasonable efforts to have the Registration Statement declared effective by the SEC as soon as practicable. Parent shall also use its best efforts to take any action required to be taken under state blue sky or securities laws in connection with the issuance of shares of Parent Common Stock pursuant to the Merger. The Company shall furnish Parent with all information concerning the Company and the holders of its capital stock as Parent may reasonably request in connection with the Registration Statement and such issuance of shares of Parent Common Stock.

     (b) The Company shall promptly prepare and file with the SEC the Proxy Statement. Parent and Sub shall furnish the Company with all information

concerning Parent and Sub as the Company may reasonably request in connection with the Proxy Statement. Promptly after the Registration Statement becomes effective, the Company shall mail the Proxy Statement to all record holders of Company Common Stock who are holders on the record date established in respect of the Meeting.

     SECTION 8.3 Stockholders' Meeting. The Company shall, in accordance with applicable law and its Certificate of Incorporation and Bylaws, promptly and duly call, give notice of, convene and hold as soon as practicable following the date upon which the Registration Statement becomes effective, a special meeting of the holders of Company Common Stock (the "Meeting") for the purpose of voting to approve and adopt this Agreement. The Board of Directors of the Company, subject to their fiduciary duties under Delaware law as advised by counsel, will recommend that holders of Company Common Stock approve and adopt the Appraisal Rights Amendment and this Agreement at the Meeting. The Company shall include in the Proxy Statement such recommendation and take all reasonable lawful action to solicit such approval. At the Meeting, Parent shall vote or cause to be voted in favor of approval and adoption of the Appraisal Rights Amendment and this Agreement all shares of Company Common Stock as to which it, Sub or its other subsidiaries hold proxies or are otherwise entitled to vote or cause to be voted.

     SECTION 8.4 Compliance with the Securities Act. (a) Prior to the Effective Time, the Company shall cause to be delivered to Parent a letter (satisfactory to counsel for Parent) identifying all persons who the Company believes are, or will be, at the time of the Meeting, "affiliates" of the Company as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Affiliates").

     (b) The Company shall use its best efforts to obtain a written agreement from each person who is identified as a possible Affiliate in the letter referred to in Section 8.4(a) above, in the form previously approved by the parties, that he or she will not offer to sell, sell or otherwise dispose of any shares of Parent Common Stock issued to him or her pursuant to the Merger, except pursuant to an effective registration statement or in compliance with Rule 145 or another exemption from the registration requirements of the Securities Act. The Company shall deliver all such written agreements to Parent at or prior to the Effective Time. The Company agrees that, with respect to any Affiliate for whom such a letter is not delivered to Parent in timely fashion, and subject to the requirements of applicable law, Parent reserves the right to and may place an appropriate restrictive legend on the certificates representing shares of Parent Common Stock to be issued to such Affiliate pursuant to the Merger.

     SECTION 8.5 Stock Exchange Listing. Parent shall use its best efforts to list on the NYSE, upon official notice of issuance, the shares of Parent Common Stock to be issued pursuant to the Merger.

     SECTION 8.6 Director and Officer Indemnification. Parent agrees that all rights to indemnification, advancement of litigation expenses and limitation of personal liability existing in favor of the directors and officers of the Company (the "Indemnified Parties") under the provisions existing on the date hereof in the Company's Certificate of Incorporation or Bylaws shall, with respect to any matter existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), survive the Effective Time, and that, as of the Effective Time, Parent shall assume all obligations of the Company in respect thereof as to any claim or claims asserted prior to or within a six-year period immediately after the Effective Time.

     SECTION 8.7 Fees and Expenses. Except as otherwise provided in Section 3.1(e), if the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by Parent. If the Merger is not consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that the aggregate expenses incurred in connection with printing the Registration Statement and the Proxy Statement and filing the Registration Statement and the Proxy Statement with the SEC shall be shared equally by Parent and the Company.

     SECTION 8.8 Publicity. Parent and Sub, on the one hand, and the Company, on the other hand, agree that they will consult with each other concerning any proposed press release or public announcement pertaining to the Merger and shall use their best efforts to agree upon the text of any such press release or public announcement prior to the publication of such press release or the making of such public announcement, unless such consultation or agreement is not practicable in light of the timing of any disclosure requirements imposed by applicable law or any listing agreement with the NYSE.

     SECTION 8.9 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable (including under applicable laws and regulations) to consummate the Merger as soon as is reasonably possible and otherwise to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Parent, Sub and the Company shall take all such necessary action.

                                   ARTICLE IX

                              CONDITIONS PRECEDENT

     SECTION 9.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing of the following conditions:

          (a)(i) the Registration Statement shall have become effective in accordance with the provisions of the Securities Act and (ii) no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect;

          (b) this Agreement and the transactions contemplated hereby (including the Appraisal Rights Amendment) shall have been approved and adopted by the requisite votes of the holders of Company Common Stock;

          (c) the Parent Common Stock issuable in the Merger shall have been authorized for listing on the NYSE, upon official notice of issuance;

          (d) no preliminary or permanent injunction or other order by any federal or state court in the United States which prohibits the consummation of the Merger shall have been issued and remain in effect;

          (e) Parent shall have received all state securities or blue sky permits and other authorizations necessary to issue shares of Parent Common Stock pursuant to the Merger; and
          (f) the Appraisal Rights Amendment shall have been filed and become effective pursuant to the DGCL.

     SECTION 9.2 Conditions to Obligation of the Company to Effect the
Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing of the additional following conditions:

          (a) Parent and Sub shall have performed in all material respects each of their obligations contained in this Agreement required to be performed at or prior to the Effective Time;

          (b) except as contemplated or permitted by this Agreement, each of the representations and warranties of Parent and Sub contained in this Agreement shall be true in all material respects when made and at and as of the date of the Effective Time as if made at and as of such date, unless stated in this Agreement to be true on and as of another date, in which case such representation and warranty shall have been true in all material respects on and as of such other date;

          (c) the Company shall have received a certificate of Parent, signed by the President and Chief Executive Officer or a Vice President of Parent, to the effect that the conditions set forth in Sections 9.2(a) and 9.2(b) above have been satisfied and shall have received a certificate of Parent, signed by the President and Chief Executive Officer or a Vice President of Parent, or other appropriate evidence, to the effect that the conditions set forth in Sections 9.1(a) and 9.1(c) above have been satisfied;

          (d) the Company shall have received an opinion of Cleary, Gottlieb, Steen & Hamilton, special counsel to Parent, in form and substance reasonably satisfactory to the Company, dated as of the date of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion (it being understood that such opinion may require and rely upon representations contained in certificates of officers of the Company, Parent, their respective subsidiaries and others), the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that accordingly:

             (i) no gain or loss will be recognized by the Company, Parent or Sub as a result of the Merger;

             (ii) no gain or loss will be recognized by the stockholders of the Company upon the conversion of their shares of Company Common Stock into shares of Parent Common Stock pursuant to the terms of the Merger (except to the extent cash is received in lieu of fractional shares);

             (iii) the tax basis of the shares of Parent Common Stock received by the stockholders of the Company upon the conversion of Company Common Stock pursuant to the Merger will be the same as the basis of the shares of Company Common Stock converted (less any portion of such basis allocable to any fractional interest in any share of Parent Common Stock);

             (iv) the holding period of the Parent Common Stock into which shares of Company Common Stock are converted will include the period that such shares of Company Common Stock were held by the holder, provided such shares were held as a capital asset by such holder at the Effective Time;
                                       20
             (v) the payment of cash to a holder of Company Common Stock in lieu of a fractional share of Parent Common Stock will be treated for federal income tax purposes as if the fractional share was distributed as part of the Merger and then was redeemed by Parent. This cash payment will be treated as having been received as a distribution in full payment for the stock redeemed. Gain or loss will be realized and recognized by the Company stockholder receiving cash in lieu of a fractional share of Parent Common Stock equal to the difference between the cash received and the basis of the fractional share interest; and

             (vi) gain or loss recognized by a holder of Company Common Stock upon receipt of cash in exchange for the holder's fractional share interest or upon exercise of dissenters' rights, exclusive of interest, will be capital gain or loss, provided the shares of Company Common Stock were held as capital assets on the date of the Merger; and

          (e) The Company shall have received an opinion of Cleary, Gottlieb, Steen & Hamilton, special counsel to Parent, in form and substance reasonably satisfactory to the Company, dated as of the Effective Time, that the shares of Parent Common Stock issued to the holders of Company Common Stock upon conversion of the Company Common Stock, as provided in
     Section 3.1(b), have been duly authorized and, when delivered by the Exchange Agent pursuant to Section 3.2, will be validly issued, fully paid and nonassessable.

     SECTION 9.3 Conditions to Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing of the additional following conditions:

          (a) the Company shall have performed in all material respects its obligations contained in this Agreement required to be performed at or prior to the Effective Time;

          (b) except as contemplated or permitted by this Agreement, each of the representations and warranties of the Company contained in this Agreement shall be true in all material respects when made and at and as of the date of the Effective Time as if made at and as of such date, unless stated in this Agreement to be true on and as of another date, in which case such representation and warranty shall have been true in all material respects on and as of such other date;

          (c) Parent and Sub shall have received a certificate of the Company, signed by the President or Chief Executive Officer or a Vice President of Parent, to the effect that the conditions set forth in Sections 9.3(a) and
     (b) above have been satisfied; and

          (d) The Company shall have obtained the written agreement described in
     Section 8.4(b) from each person who is identified as a possible "Affiliate" in the letter referred to in Section 8.4(a), and shall have delivered copies of all such agreements to Parent; and

          (e) The Company's Board of Directors or Special Committee shall not have withdrawn or modified its recommendation with respect to approval and adoption of this Agreement and the transactions contemplated by it.




                                   ARTICLE X

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 10.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company:

          (a) by mutual consent of the Board of Directors of Parent and the Board of Directors of the Company;

          (b) by either Parent or the Company, if the Merger shall not have been consummated on or before March 1, 1995; provided, however, that the party seeking to terminate this Agreement is not otherwise in material breach of its obligations under this Agreement;

          (c) by the Company, if either Parent or Sub shall have failed to comply in any material respect with any of their respective material covenants or agreements contained in this Agreement, provided, however, that if such failure is curable, notice of such failure shall have been given by the Company to Parent, and Parent shall not have cured (or caused Sub to cure) such failure within 30 days of notice thereof;

          (d) by Parent, if the Company shall have failed to comply in any material respect with any of its material covenants or agreements contained in this Agreement, provided, however, that if such failure is curable, notice of such failure shall have been given by Parent to the Company, and the Company shall not have cured such failure within 30 days of notice thereof; and

          (e) by the Special Committee of the Company, at any time prior to the Closing, if CS First Boston Corporation has withdrawn its opinion referred to in Section 5.14 hereof.

     SECTION 10.2 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company, as provided above, this Agreement shall forthwith become void and, except in the case of a termination resulting from a willful breach of this Agreement by any party hereto, there shall be no liability on the part of either the Company, Parent or Sub or their respective officers or directors; provided, however, that Sections 8.1(b) and 8.7 shall survive any termination of this Agreement.

     SECTION 10.3 Amendment. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval hereof by the stockholders of the Company, but, after any such approval, no amendment shall be made which changes the Exchange Ratio or which in any way materially adversely affects the rights of such stockholders, without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing specifically referring to this Section 10.3 and signed on behalf of each of the parties hereto.

     SECTION 10.4 Waiver. At any time prior to the Effective Time, Parent and Sub, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other,
(ii) waive any inaccuracies in the representations and warranties of the other contained herein or in any documents delivered pursuant hereto and (iii) waive compliance by the other with any of the agreements or conditions contained

herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing specifically referring to this Section 10.4 and signed on behalf of such party.

                                   ARTICLE XI

                               GENERAL PROVISIONS

     SECTION 11.1 Non-Survival of Representations, Warranties and
Agreements. All representations, warranties, covenants and agreements contained in this Agreement (or in any instrument delivered pursuant to this Agreement) shall not survive beyond the Effective Time, except for the agreements contained in Articles II, III (other than Section 3.6) and XI (other than Sections 11.2 and 11.5) and in Sections 8.6, 8.7 and 8.9.

     SECTION 11.2 Notices. All notices or other communications under this Agreement shall be in writing and shall be delivered personally (including by courier or overnight carrier), telexed, sent by facsimile transmission or sent by certified or registered mail, postage prepaid, at the addresses set forth below. Any such notice shall be deemed given when so delivered personally, or, if telexed, sent by facsimile transmission or mailed, upon receipt.

     If to Parent or Sub:

        Ogden Corporation
        Two Pennsylvania Plaza
        New York, NY 10121
        Attention: General Counsel
        Telecopy No.: (212) 868-5714

     With a copy to:

        Cleary, Gottlieb, Steen & Hamilton
        One Liberty Plaza
        New York, New York 10006
        Attention: William F. Gorin
        Telecopy No.: (212) 225-3999

     If to the Company:

        Ogden Projects, Inc.
        40 Lane Road
        Fairfield, NJ 07007
        Attention: General Counsel
        Telecopy No.: (201) 882-7131

     With a copy to:

        Rogers & Wells
        200 Park Avenue
        New York, NY 10166
        Attention: John A. Healy
        Telecopy No.: (212) 878-8375

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section 11.2.


     SECTION 11.3 Subsidiaries. When a reference is made in this Agreement to subsidiaries of Parent or the Company, the word "subsidiaries" means any corporations more than 50% of whose outstanding voting securities are directly or indirectly owned by Parent or the Company, as the case may be; provided, however, that, for the purposes of this Agreement (other than in Section 4.1 and the definition of the term "Parent Material Adverse Effect"), neither the Company nor any subsidiary of the Company shall be deemed a "subsidiary" of Parent prior to the Effective Time.

     SECTION 11.4 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the construction or interpretation of any provision of this Agreement. References to Sections shall be deemed to be references to Sections of this Agreement unless the context otherwise requires.

     SECTION 11.5 Company and Board Action. Any action, approval, consent or waiver of the Company or the Board of Directors of the Company required or permitted by this Agreement prior to the Effective Time shall be deemed to have been taken or given only if such action, approval, consent or waiver shall have received the approval of, or been taken pursuant to the authorization of, the Special Committee.

     SECTION 11.6 Miscellaneous. This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof;
(b) except as provided in Section 3.2, the last sentence of Section 3.4 and
Section 8.6, is not intended to confer upon any person not a party hereto any rights or remedies hereunder; (c) shall not be assigned by operation of law or otherwise, except that Sub shall have the right to assign to Parent or any direct or indirect wholly-owned subsidiary of Parent any and all rights and obligations of Sub under this Agreement; and (d) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware (without giving effect to the provisions thereof relating to conflicts of law). This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

     IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                                          OGDEN CORPORATION

                                          By          /s/ LYNDE COIT
                                             ..................................
                                             Title: Senior Vice President &
                                                    General Counsel

                                          OPI ACQUISITION CORP.

                                          By          /s/ LYNDE COIT
                                             ..................................
                                             Title: Senior Vice President

                                          OGDEN PROJECTS, INC.

                                          By          /s/ SCOTT G. MACKIN
                                             ..................................
                                             Title: President & Chief Operating
                                                    Officer